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                                                                    EXHIBIT 99.1

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        RESMED ACQUIRES SHARES OF LEADING GERMAN SLEEP COMPANY, MAP GMBH
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SAN DIEGO, California, February 19, 2001...ResMed Inc. (NYSE:RMD) announced today that it has acquired all of the outstanding shares of MAP Medizin-Technologie GmbH, Munich, Germany. The total transaction is valued at DEM 146 million (approximately US$ 69 million) to be paid in cash and the assumption of debt. MAP, with revenues in excess of DEM 52 million (approximately US$ 25 million) for the year ended December 31, 2000, designs, manufactures and distributes medical devices for the diagnosis and treatment of sleep-disordered breathing (SDB) with a particular focus on obstructive sleep apnea. MAP has built a leadership position in the German market and has expanded to surrounding countries where it has subsidiaries in Austria, Holland, Switzerland, and France. MAP has approximately 180 employees.

Christopher Roberts, Ph.D., Executive Vice-President of ResMed Inc., commented:
"Germany is the second largest SDB market in the world, and MAP is the market leader in Germany with both its diagnostic and treatment devices. We are very pleased that MAP will be joining forces with us. MAP's strengths in R&D, sales and marketing complement those of ResMed and will strengthen ResMed's market leadership position in Europe. The acquisition of MAP represents a significant step forward in ResMed's global strategy and will assist ResMed's European expansion."

Dr. Roberts further commented: "We are delighted that Dr. Stefan Madaus, CEO, Herr Harald Voegele, COO, and Caspar Graf Stauffenberg, CFO, will continue on in those capacities. We believe this is the basis for a successful integration of the two companies."

Dr. Madaus stated: "The MAP team is looking forward to working with a successful, truly global company. We believe that we will now have the resources to make an even stronger contribution with innovative devices for the diagnosis and treatment of sleep-disordered breathing."

"The MAP management team is to be congratulated for having taken the company to the number one position in Germany in just six years and we are delighted to partner with them," said ResMed Chairman and Chief Executive Officer, Peter Farrell, Ph.D. "This acquisition comes at the right time for us when we are looking at opening up new areas of business in both the diagnosis and treatment of sleep-disordered breathing in patients with chronic obstructive pulmonary disease, congestive heart failure and post stroke."

The acquisition of MAP is to be paid in two installments: an initial payment of DEM 28.75 million (approximately US$ 13.5 million), with the balance of DEM
86.25 million (approximately US$ 41 million) due within 90 days. Total debt to be assumed is approximately DEM 31 million (approximately US$ 14.5 million). The transaction, excluding certain costs associated with it, is considered non-dilutive during the remainder of ResMed's fiscal year ending June 30, 2001. As part of the transaction and as a consequence of MAP's extensive research and development activities, ResMed expects to take a charge for purchased in-progress R&D within its March quarter results. ResMed anticipates funding the acquisition through a combination of debt and cash.

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis and treatment of sleep-disordered breathing, selling a comprehensive range of products in over 50 countries. ResMed made the Forbes' list of 200 Best Small Companies in America for four consecutive years; in 2000, ResMed was ranked #34 up from #172 in 1997. In both 1999 and 2000, ResMed was listed as one of Business Week's Hundred Hot Growth Companies and was named by FORTUNE magazine as one of America's One Hundred Fastest Growing Companies.
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Further information can be obtained by contacting Walter Flicker, Corporate
Secretary, at ResMed Inc., San Diego, (858) 746 2400 ext. 2211 or by visiting the Company's multilingual web site at www.resmed.com.

Statements contained in this release which are not historical facts, including but not limited to statements concerning the financial impact of the acquisition, are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding the Company's future revenue and earnings projections and the development of new markets for the Company's products, are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward looking statements. Such risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for its most recent fiscal year.


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